SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT between Catalyst Capital Advisors LLC, a New York limited liability corporation (the "Adviser"), and Equity Armor Investments, LLC, an Illinois limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser acts as an investment adviser to the EAVOL NASDAQ-100 Volatility Overlay Fund (the “Fund”), a series of Mutual Fund Series Trust, an Ohio business trust (the "Trust"), pursuant to a Management Agreement dated as of July 31, 2006, as amended (the "Management Agreement");

WHEREAS, the Adviser warrants and represents to the Sub-Adviser that Adviser has full legal authority to engage unaffiliated investment managers as sub-advisers to manage the accounts or assets designated for the Adviser’s management by the Trust;

WHEREAS, the Sub-Adviser is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Fund pursuant to the terms and provisions of this Agreement, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Funds, subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of the Adviser, for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services and assume the obligations herein set forth, for the compensation herein provided, subject to the oversight of the Board and the Adviser. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

Sub-Adviser's Duties. Subject to the general supervision and oversight of the Trust's Board of Trustees (the "Board") and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of each Fund and the composition of the portfolio of securities and investments (including cash) belonging to the Fund, including the purchase,

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retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund's then-current Prospectus and Statement of Additional Information (together, the "Prospectus"), within such guidelines and limitations as the Adviser and Sub-Adviser shall agree from time to time (the “Investment Strategy”) and subject to the following understandings:

a.                            The Sub-Adviser shall furnish a continuous investment program for the Fund and determine from time to time what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund, if any, will be invested or held uninvested as cash;

b.                           The Sub-Adviser shall use its best judgment in the performance of its duties under this agreement;

c.                            The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Fund, shall act in conformity with (i) the Investment Strategy; (ii) the Trust's declaration of trust and by-laws, as may be amended or supplemented from time to time; (iii) the Fund’s investment objective, policies and restrictions as stated in the Fund's then-current Registration Statement ; (iv) any written instructions or policies which the Board, the Adviser or the Trust Chief Compliance Officer may deliver to the Sub-Adviser from time to time and the policies and procedures adopted by the Trust pursuant to Rule 38a-1 of the 1940 Act that are applicable to the Fund (together, the “Policies”); and (v) , the requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, as amended (“CEA”), and all other applicable federal and state laws and regulations

d.                       The Sub-Adviser shall determine the securities and other investments to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities and other investments, subject Section 6 of this Agreement;

e.                            The Sub-Adviser shall maintain books and records with respect to the securities transactions of the Fund, render to the adviser and the Trust's Board of Trustees such periodic and special reports as the Adviser or the board may reasonably request, and make an investment officer available to attend such meetings of the Board as the Adviser or the Board may reasonably request;

f.                         The Sub-Adviser shall provide the Trust's custodian, administrator and fund accountant on each business day with information about the Funds’ securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian, and other information reasonably requested by the custodian or administrator to enable the custodian or administrator to perform its custodial, administrative, and recordkeeping responsibilities with respect to the Fund;

g.                           The Sub-Adviser shall respond promptly to any request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for investments held by the Fund or determining a price when a price source is not available, and promptly review

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the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect;

h.                       The Sub-Adviser (i) shall be required to vote all proxies, with respect to the Subadvised Assets, in accordance with the Sub-Adviser’s proxy policies and procedures, provided that the Adviser reserves the right to vote said proxies upon providing a written instruction to the Sub-Adviser; (ii) shall make all proxy votes available to the Adviser upon the Adviser’s request; and (iii) will establish a process for the timely distribution of the Sub-Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by applicable regulatory filings;

i.                         The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations, and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;

j.                         The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust’s chief compliance officer an annual written report regarding the Sub-Adviser’s compliance program consistent with its obligations under the Advisers Act;

k.                       The Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings of the Fund to ensure compliance with the Fund’s Investment Strategy, Prospectus, Policies and applicable law. Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance with any of the above with respect to the Fund;

l. The Sub-Adviser agrees to monitor investments held by the Fund for “significant events” that occur when the market is closed that may affect the value of such investments, Sub-Adviser shall promptly notify the Adviser and Trust Chief Compliance Officer of such event. Sub-Adviser shall provide reasonable assistance to the Fund’s administrator and other applicable parties designated by the administrator in determining the fair value of such assets subject to a “significant event” or any assets held by the Fund for which market quotations are not readily available or for which the Adviser, the administrator and the Board have otherwise determined to fair value;

m.                     Upon the Adviser’s request, the Sub-Adviser shall review and comment on selected portions relating to Sub-Adviser in the Prospectus, other offering documents and marketing materials prepared by the Adviser (or its affiliates) for the Fund. Sub-Adviser shall promptly notify the Adviser if any information in the Prospectus or other materials that it has reviewed is (or will become) inaccurate or incomplete;

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n.                       The Sub-Adviser shall not act for, represent, or purport to bind the Trust, the Fund, or the Adviser in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund, including, without limitation class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings. The Sub-Adviser does, however, agree that it will promptly notify the Adviser of any legal matters affecting the Fund or any security or investment currently or formerly held in the Fund, that Sub-Adviser reasonably believes the Fund and the Adviser should consider pursuing (“Legal Matters”). Sub-Adviser agrees to cooperate with the Adviser to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Fund and/or the Adviser may reasonably request.

o.                       Upon the Adviser’s request, the Sub-Adviser shall provide such information and assistance as may be required to enable the Advier to fulfill its obligations under the Trust’s Liquidity Risk Management Program includiung, but not limited to, review of all liquidity determinations regarding the Subadvised Assets.

3.       Custodian. The assets of the Fund shall be held by an independent custodian, not the Adviser or Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Fund and the Trust shall instruct the custodian to take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser’s obligations in respect to the Fund.

4.        Risk Acknowledgment. Adviser acknowledges that Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, nor the success of Sub-Adviser's overall management of the Fund. Accordingly, Adviser acknowledges and agrees that Sub-Adviser shall not have any legal or financial responsibility for performance or losses except as provided herein under Section 10.

5.       Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and/or Trust’s directions, notices and instructions to Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6.       Execution of Purchase and Sale Orders.

(a)       In connection with purchases or sales of investments for the account of a Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of investments for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek for the Fund the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

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(b)       The Sub-Adviser will seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion. In accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

(c)               On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate orders of the Fund and such other clients for the purchase or sale of such security or other investment to attempt to obtain a more favorable price or lower brokerage commissions. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that the Sub-Adviser considers to be fair and equitable.

(d)               To the extent that the Sub-Adviser uses counterparties with respect to the Fund for brokerage, futures and options clearing and ISDA purposes, the Sub-Adviser shall use such counterparties under agreements set up by, and in the name of, the Trust or the Fund. The Sub-Adviser shall not establish any brokerage, futures and options clearing or ISDA arrangements for the Subadvised Assets without the prior express written consent of the Adviser

(e)       Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

7.       Books and Records. In compliance with the requirements of Rules 31a-1, 31a-2 and 31a-3 under the 1940 Act, Sub-Adviser hereby agrees to maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder relating to the Subadvised Assets. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon

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the Trust's request. The Sub-Adviser further agrees to preserve for the periods and in the place prescribed by the rules under the under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Subadvised Assets..

8.       Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all trustees or officers of the Trust, if any, who are "interested persons" of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Funds (including taxes and brokerage commissions, if any). Notwithstanding the foregoing, the Sub-Adviser is not obligated to pay the compensation or expenses of the Trust's Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Sub-Adviser.

9.       Compensation of the Sub-Adviser. For the services provided pursuant to this Sub-Advisory Agreement, the Adviser will pay to the Sub-Adviser a monthly fee of 50% of the net management fee received by the Advisor for the corresponding month. Net management fee is defined as management fees less fee waivers due to the expense caps and any extraordinary expenses related to the management and sponsorship of the Fund, including but not limited to, regulatory, litigation and legal expenses as recorded on the financial statements of the Fund and Advisor. To the extent the Advisor is required to waive its entire management fee pursuant to any fee waiver and operating expense limitation agreement in effect between the Advisor and the Fund, the Sub-Advisor will pay to the Advisor an amount equal to 50% of Fund expenses paid by the Advisor pursuant to any fee waiver and operating expense limitation agreement in effect between the Advisor and the Fund.

If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for that month according to the proportion of the number of calendar days in the month during which the Agreement is in effect with respect to the total number of calendar days in the month. The prorated monthly fee shall be payable within 15 calendar days after the date of termination

10.       Use of Names. The Trust and Sub-Adviser acknowledge that all rights to the name "Catalyst" belong to the Adviser, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name. In the event the Adviser ceases to be the adviser, the Trust's right to the use of the name "Catalyst" shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by the Adviser during the term of the Management Agreement upon ninety (90) days' written notice by the Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect the Adviser's right to use the name "Catalyst" in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

11.       Liability and Indemnification.

(a)       Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, control persons or affiliates, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates

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provided that nothing herein shall be construed to protect the Sub-Adviser or its shareholders, members, officers, directors, employees, control persons or affiliates in the event of (i) a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), (ii) from the Sub-Adviser’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under this Agreement, or (iii) any untrue statement of a material fact (or an omission of such statement) contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund or the Adviser by the Sub-Adviser or any director, officer, agent, control person, affiliate or employee of the Sub-Advisor for use therein.

No provision of this Agreement shall be construed to protect any director or officer of the Adviser or Sub-Adviser from liability in violation of Sections 17(h) or (i) of the 1940 Act.

(b)       Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

12. Duration and Termination.

(a)       The term of this Agreement shall begin on the date and year the Sub-Adviser commences investment operations for the Fund and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two (2) years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (i) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC), and (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Sub-Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC). The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the performance of the terms of this Agreement or any extension, renewal or amendment thereof.

(b)       This Agreement may be terminated at any time on at least 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board of Trustees, (ii) by the Adviser, or (iii) by vote of a majority of the outstanding voting securities (as defined by the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Funds from Section 15(a) and Rule 18f-2 under the 1940 Act. The Adviser or the Fund may terminate

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this Agreement at any time, without payment of any penalty, upon a material breach by the Sub-Adviser of any of the Sub-Adviser’s obligations or representations under this Agreement if such breach is not corrected within five business days after notice thereof by the Adviser or the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days’ prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; (iii) the Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act) and upon any termination of the Management Agreement. In the event that there is a proposed reorganization or change in control of the Sub-Adviser that, in Trust counsel’s judgment, would act to terminate this Agreement, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of printing and mailing) associated with the preparation of a proxy statement or information statement, as may be needed, related to the continuation or replacement of this Agreement with Sub-Adviser.

13.       Delegation. The Sub-Adviser may not delegate to one or more entities any of the services for which the Sub-Adviser is responsible under this Agreement without the prior consent and approval of the Adviser and the Board With respect to delegation to another sub-adviser to render investment advisory services for which the Sub-Adviser is responsible under this Agreement, the Sub-Adviser may delegate any or all of the responsibilities, rights or duties under this Agreement to one or more sub-advisers who shall enter into agreements with the Sub-Adviser, provided the agreements are approved and ratified (i) by the Board including a majority of the trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC), and (ii) if required under interpretations of the 1940 Act by the SEC or its staff, by vote of the holders of a majority of the outstanding voting securities of the applicable Fund (unless the Trust has obtained an exemption from the provisions of Section 15(a) of the Act). In the event of any such delegation under this paragraph, the Sub-Adviser will be responsible for the compensation, if any, of any such entities for such services, will continue to have responsibility and liability for all such services required to be provided under this Agreement and will supervise each delegate in its performance of its services for the Fund with a view to preventing violations of the federal securities laws.

14.       Non-Exclusive Management. Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. Adviser expressly acknowledges and understands that Sub-Adviser shall be free to render investment advice to others and that Sub-Adviser does not make its investment management services available exclusively to Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any investment which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of

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the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

15.       Representations, Warranties, and Covenants.

(a) Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser that:

(i) the retention of Sub-Adviser by the Adviser as contemplated by this Agreement is permitted under Sub-Adviser’s governing documents;

(ii) the execution, delivery and performance of this Agreement do not violate any obligation by which Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise;

(iii) this Agreement has been duly authorized by appropriate action of Sub-Adviser and when executed and delivered by Sub-Adviser will be a legal, valid and binding obligation of Sub-Adviser;

(iv) Sub-Adviser is registered as an investment adviser under the Advisers Act and is duly registered and/or licensed with all other regulatory bodies necessary or appropriate to perform its obligations under this Agreement;

(v) If the Subadvised Assets contain commodity futures, the Sub-Adviser is registered as a Commodity Trading Advisor under the CEA with the Commodity Futures Trading Commission (the “CFTC”) and is a member in good standing of the National Futures Association (“NFA”), or is not required to file such registration with the CFTC or to be a member of the NFA; and

(vi) Sub-Adviser is not prohibited by the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement.

(b) Adviser. The Adviser represents and warrants to the Sub-Adviser that:

(i)       the retention of the Sub-Adviser by the Adviser as contemplated by this Agreement is authorized by the governing documents of the Adviser;

(ii)       the execution, delivery and performance of this Agreement do not violate any obligation by which the Adviser or its property is bound, whether arising by contract, operation of law or otherwise; and

(iii)       this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser will be a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms.

Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any

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representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

16.       Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC), and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund affected by such amendment.

17.       Privacy Notice/Confidentiality. The Adviser and Sub-Adviser acknowledge prior receipt of the Fund’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers. Sub-Adviser will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

18.       Notice of Certain Events; Compliance Notices. The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

(a)       Sub-Adviser ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b)       the occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceeding involving the affairs of the Fund or Sub-Adviser’s management of the Fund;

(c)       any change in control or management of Sub-Adviser; and

(d)       any changes in the key personnel who are the portfolio managers responsible for the management of the Fund prior to such change.

Throughout the term of this Agreement, Sub-Adviser shall submit to the Adviser: (a) any material changes to Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act that relate to the services provided by Sub-Adviser to the Fund, (b) notification of regulatory examinations of Sub-Adviser and general descriptions of the results of such examinations and of any periodic testing of the Compliance Policies, and (c) notification of any material compliance matter that

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relates to the services provided by Sub-Adviser to the Fund including but not limited to any material violation of the Compliance Policies or of the code of ethics of Sub-Adviser. Throughout the term of this Agreement, Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act or other applicable federal securities laws.

19.       Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, sent by courier or email to the other party at the addresses specified on page 1, the email addresses on the signature page, or to such other address as a party may from time to time specify to the other party by such notice hereunder, or provided via email (confirmed by telephone). Notice is effective when received. Any such notice shall be deemed duly given when delivered at the following addresses.

20       Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, Sub- Adviser and Adviser agree to submit the dispute to arbitration in the City of New York, State of New York, in accordance with the auspices and rules of the American Arbitration Association ("AAA"), provided that the AAA accepts jurisdiction. Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

Adviser:

Catalyst Capital Advisors LLC

Attn: Jerry Szilagyi

53 Palmeras St. Suite 601,

San Juan, PR 00901

JerryS@RationalMF.com

Sub-Adviser:

Equity Armor Investments, LLC

Attn: Brian Stutland

311 S. Wacker Dr., Suite 650,

Chicago, Illinois 60606

bstutland@equityarmorinvestments.com

lrahbari@equityarmorinvestments.com

Fund:

Mutual Fund Series Trust

Attention: President

4221 North 203rd Street, Suite 100,

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Elkhorn, Nebraska 68022-3474

with copy to

Thompson Hine LLP

Attn: JoAnn Strasser

41 South High Street, Suite 1700,

Columbus, OH 43215

21.       Indemnification. Adviser agrees to defend, indemnify and hold harmless the Sub-Adviser and its affiliates, officers, directors, members, and employees (each a “Sub-Adviser Indemnified Party”) from any and all claims, losses, damages, liabilities, costs and/or expenses incurred by a Sub-Adviser Indemnified Party with respect to the Adviser’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder.

Sub-Adviser agrees to defend, indemnify and hold harmless the Fund and Adviser and each of its affiliates, officers, directors, members, and employees (each an “Adviser Indemnified Party”) from any and call claims, losses, damages, liabilities, costs and/or expenses incurred by an Adviser Indemnified Party with respect to (i) the Sub-Adviser’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Subadvised Assets or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund or the Adviser by the Sub-Adviser or any director, officer, agent or employee of the Sub-Advisor for use therein, together with all legal and other expenses reasonably incurred by any such Adviser Indemnified Party in connection with such liability.

Adviser and Sub-Adviser’s obligations under this Section 21 shall survive the termination of this Agreement.

22.       Limited Agency. Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents including, without limitation, brokerage agreements, clearing agreements, account documentation, swap agreements, and other investment related agreements as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Subadvised Assets. Sub-Adviser is also authorized on behalf of the Adviser to make all elections required in such agreements, instruments and documents and to receive all related notices from brokers or other counterparties on the Adviser’s behalf. Upon the Adviser’s written request, the Sub-Adviser agrees to provide the Adviser and the Trust with copies of any such agreements executed on behalf of the Adviser or the Trust.

23.       Marketing Materials. During the term of this Agreement, the Adviser or its affiliates shall have permission to use Sub-Adviser’s name in the marketing of the Fund. During the term of this Agreement, Sub-Adviser may not use the name of the Fund, the Adviser or any of their affiliates in any marketing or advertising material unless otherwise expressly authorized in

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advance and in writing by the Adviser.

24.        Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

25.       Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

26.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27.       Acknowledgement. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. Sub-Adviser agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

28.       Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

29. Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a trustee, officer, 1partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

Disclaimer:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A

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TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

CATALYST CAPITAL ADVISORS LLC	EQUITY ARMOR INVESTMENTS, LLC

By: /s/ Jerry Szilagyi	By: /s/ Afshin Luke Rahbari

Name : __Jerry Szilagyi____________	Name: Afshin Luke Rahbari

Title: CEO	Title: CEO

Dated: as of October 1, 2020

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